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                                                                      Exhibit 99

MEDIA CONTACTS:
CheckFree Corporation                                   Allen Cohen
Laurinda Wilson                                         CONIX Systems, Inc.
(770) 840-1608                                          (800) 332-1861
laurinda_wilson@atl.checkfree.com                       ajc@conixsystems.com

           CHECKFREE SELLS ITEM PROCESSING UNIT TO CONIX SYSTEMS, INC.

ATLANTA (March 24, 1998) -- CheckFree (NASDAQ:CKFR) announced today the sale of its Item Processing business and software products to CONIX Systems, Inc. of Houston, Texas. Terms of the agreement were not disclosed.

"The combination of CheckFree and CONIX products makes CONIX Systems one of the largest dedicated providers of solutions to the Item Processing industry. The synergy of the CheckFree Item Processing Division and CONIX products, methodology and people just makes sense. This acquisition gives CONIX the ability to offer a complete line of products and services to institutions using IBM's Check Processing System (CPCS)," said Mike Charles, president and CEO of CONIX Systems, Inc.

"This transaction supports our efforts to concentrate management and financial resources on our core strategy for electronic banking, bill presentment, bill payment, brokerage and business solutions," said Peter J. Kight, chairman and chief executive officer of CheckFree.

ABOUT CONIX SYSTEMS, INC.

CONIX Systems, Inc. (www.conixsystems.com) is a privately held corporation which specializes in software and services for the Item Processing industry. Founded in 1992, CONIX is known for its quality software, documentation and outstanding customer support and services. While offering a complete line of software for customers using IBM's Check Processing platform, CONIX also offers unique software solutions to assist major financial institutions around the world with research and testing.

ABOUT CHECKFREE

Founded in 1981, CheckFree Corporation (www.checkfree.com) is a wholly owned subsidiary of CheckFree Holdings Corporation and is the leading provider of electronic commerce services, software and related products for more than 2.2 million consumers, 1,000 businesses and 850 financial institutions. CheckFree designs, develops and markets services that enable its members to make electronic payments and collections, automate paper-based recurring financial transactions and conduct secure transactions on the Internet.

Currently, CheckFree has contracts with 23 of the nation's largest billers, as well as the largest statement processor, for electronic bill presentment. In addition, Atlanta-based CheckFree will soon announce the full market launch of bill presentment for some of the largest billers in the world. Combined, these billers represent nearly 400 million billing and payment transactions per month.

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